Exhibit 99.1

One Corporate Center
Rye, NY 10580-1422
Tel. (914) 921-5147                                            GAMCO Investors, Inc.
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice-President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

GAMCO ANNOUNCES PAYMENT AND RECORD DATES FOR SPECIAL DIVIDEND

Rye, New York, November 29, 2010 – GAMCO Investors, Inc. (NYSE: GBL) announced today that the special dividend on its Class A and Class B common stock will be payable December 31, 2010, to stockholders of record on December 15, 2010.  As previously disclosed, the special dividend will consist of $0.80 in cash and $3.20 in principal amount of the Company’s 0% subordinated debentures due 2015 for each share of common stock (less any applicable withholding tax).

The Debentures will be subordinated to all other funded debt of the Company and will be callable in whole or in part at the option of the Company, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed.

The ex-dividend date will be December 13, 2010 pursuant to New York Stock Exchange guidelines.  Attached is a Q&A for shareholders regarding the special dividend.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.).  As of September 30, 2010, GAMCO had approximately $29.5 billion in assets under management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.